                                                                     Exhibit 8

                    [Lewis, Rice & Fingersh, L.C. Letterhead]

                                 October 3 2000

Board of Directors
TrustCo Bank Corp NY
320 State Street
Schenectady, New York 12305

Re: Federal Income Tax Consequences Arising from the Exchange Offer Dated October __, 2000 by TrustCo Bank Corp NY to Hudson River Bancorp, Inc.

Ladies and Gentlemen:

            You have requested our opinion as to the United States federal income tax consequences of the proposed acquisition by TrustCo Bank Corp NY ("TrustCo") of all of the issued and outstanding shares of Hudson River Bancorp, Inc. ("Hudson") pursuant to a plan under which TrustCo will make a written exchange offer (the "Exchange Offer") to the shareholders of Hudson (the "Shareholders") to exchange all of their Hudson shares for a combination of shares of TrustCo voting common stock (the "Stock Exchange") and cash, and, as a condition to, and promptly upon the consummation of, the Stock Exchange, TrustCo will cause Hudson to merge into a wholly-owned subsidiary of TrustCo ("TrustCo Sub") (the "Merger"). For purposes of this opinion, capitalized terms, unless otherwise defined herein, shall have the meaning ascribed to them in the Exchange Offer.

            In issuing this opinion letter, we have relied upon (1) the factual representations made by TrustCo in a written statement dated September 28, 2000 (the "Representations"); (2) the Exchange Offer; and (3) certain assumptions appropriate to the Stock Exchange and Merger as set out in the description of the "Material Federal Income Tax Consequences" in the Exchange Offer. Based on our review of the Exchange Offer and the Representations and assuming the transaction described therein is completed as described, our opinion as to the federal income tax consequences of the Stock Exchange and Merger is that, subject to the qualifications therein and herein, the statements contained in the Exchange Offer under the caption "Material Federal Income Tax Consequences" insofar as such statements constitute matters of law or legal conclusions, fairly present, in all material respects, the indicated United States federal income tax treatment.

            The opinion set forth in this letter are predicated upon our understanding of the facts set forth in the Exchange Offer and the Representations. Any change in such facts may adversely affect our opinion. Furthermore, our opinion is based upon our understanding of the existing provisions of the Code, currently applicable regulations promulgated under the Code, current published administrative positions of the Internal Revenue Service such as revenue rulings and revenue procedures, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. Any change in such authorities may adversely affect our opinion. We note that there is no authority directly on point dealing with the transactions of the type described herein, and the authorities on which this opinion is based are subject to various interpretations. We assume no obligation to update our opinion to reflect any modifications of any law applicable to the Stock Exchange and the Merger. We express no opinion with regard to the federal income tax consequences of the Stock Exchange and the Merger not addressed expressly by the above opinion. In addition, we express no opinion as to any state or local tax consequences with respect to the Stock Exchange and Merger. Finally, this opinion of counsel is not binding on the Internal Revenue Service or the courts.

            Each Shareholder should consult with a qualified tax advisor for assurance as to the particular tax consequences of the Stock Exchange and the Merger as to that Shareholder, any applicable reporting requirements, and other tax considerations not expressly addressed herein.

            We hereby consent to the filing of this letter with the Securities and Exchange Commission as an exhibit to the Registration Statement and to all references made to this opinion letter in the Registration Statement.


                                               Very truly yours,

                                               LEWIS, RICE & FINGERSH, L.C.

                                               /s/ Lewis, Rice & Fingersh, L.C.